Exhibit 5.1

April 21, 2026

Momentus Inc.
1762 Automation Parkway
San Jose, CA 95131
(650) 564-7820

Ladies and Gentlemen:

We have acted as counsel to Momentus Inc., a Delaware corporation (the “Corporation”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the issuance by the Corporation of up to (i) 450,000 shares (the “Shares”) of the Corporation’s Class A common stock, par value $0.00001 (“Common Stock”), issued to Citadel CEMF Investments Ltd. (“Citadel”) pursuant to a securities purchase agreement dated April 14, 2026 (the “SPA”); (ii) 883,334 shares of Common Stock issuable upon exercise of that certain common stock pre-funded warrant issued by the Corporation to Citadel on April 15, 2026 (the “Pre-Funded Warrant”); and (iii) 66,666 shares of Common Stock issuable upon the exercise of that certain common stock purchase warrant issued by the Corporation to A.G.P. / Alliance Global Partners on April 15, 2026 (the “Placement Agent Warrant” and, together with the Pre-Funded Warrant, the “Warrants”) (the shares of Common Stock issuable upon exercise of the Warrants, collectively, the “Warrant Shares” and the shares of Common Stock registered pursuant to the Registration Statement, collectively, the “Securities”).

In connection with this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”); (ii) the Amended and Restated Bylaws of the Corporation, as amended to date (the “Bylaws”); (iii) certain resolutions of the Board of Directors of the Corporation; (iv) the Warrants; (v) the SPA; (vi) the Registration Statement; and (vii) such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

For purposes of this opinion, we have assumed, and express no opinion as to, the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed, the legal capacity of all natural persons or entities (except for the Corporation), the absence of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of documents we have reviewed, and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Corporation.

Based upon and subject to the foregoing, and the further limitations set forth below, we are of the opinion that:

1.	The Shares are validly issued, fully paid and nonassessable.

2.
The Warrant Shares have been duly and validly authorized for issuance and, when issued and delivered by the Corporation upon valid exercise of the Warrants, in accordance with and in the manner described in the Registration Statement and the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

Bradley Arant Boult Cummings LLP | ONE 22 ONE | 1221 Broadway | Suite 2400 | Nashville, TN 37203 | 615.244.2582 | bradley.com

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Delaware General Corporation Law (“DGCL”).

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. Our opinion expressed above is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion set forth herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an Exhibit.

Very truly yours,

/s/ Bradley Arant Boult Cummings, LLP